Exhibit 99.1

ECOtality Media: Kim Setliff kimberly@antennagroup.com (415) 977.1942	ECOtality Investor Relations: Kathy Price ecotality@tpg-ir.com (212) 481.2050

ECOtality Closes $8.2 Million Private Placement

SAN FRANCISCO – June 19, 2013 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation, today announced that it has closed its previously announced private placement of common stock and warrants to certain institutional investors. Gross proceeds from the issuance were $8.2 million and will be used for general corporate and working capital purposes.

"We are making good progress to advance our Blink Network and monetize our EV solutions," said Ravi Brar, CEO of ECOtality.  “This capital raise helps us continue our operational momentum as we execute on our strategic initiatives to expand our diversified business lines and continue to build our business.”

The private placement resulted in the issuance of 5,123,423 shares of ECOtality’s common stock priced at $1.60 per share. In addition, each participating investor received a warrant to purchase a number of shares of ECOtality’s common stock equal to 50% of the total number of shares of ECOtality’s common stock purchased by such investor at the closing of this offering. The warrants will be exercisable for a five-year period beginning six months after the date of issuance at an exercise price of $2.04.

ECOtality intends to file a Registration Statement covering the resale of the common stock underlying the shares and warrants on or before July 18, 2013.

The securities offered and described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the securities in the transaction described above will be effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of the Investors as accredited investors as defined under the Securities Act, and such transaction will be effected without using any form of general advertising or general solicitation as such terms are used in Regulation D.

Craig-Hallum Capital Group LLC acted as the sole placement agent for the offering.

About ECOtality, Inc.

ECOtality, Inc. is a leader in clean, electric transportation technologies. The Company provides three primary product and service offerings: Blink, Minit-Charger and eTec Labs. ECOtality offers electric vehicle charging stations under the Blink brand and provides a turnkey network operating system for EV drivers, commercial businesses and utilities. Minit-Charger manufactures and distributes fast-charging systems for material handling and airport ground support vehicles. eTec Labs is a trusted research and testing resource for governments, automotive OEMs and utilities. For more information about ECOtality, Inc., please visit www.ecotality.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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